Paul, Weiss, Rifkind, Wharton & Garrison LLP	Brussels Hong Kong London Los Angeles San Francisco Tokyo Toronto Washington, D.C. Wilmington
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February 25, 2026

IonQ, Inc.
4505 Campus Drive
College Park, MD 20740

Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to IonQ, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) of the Company, filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”). You have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement. The Registration Statement relates to the registration under the Act of an aggregate of 30,136,464 shares of common stock, par value $0.0001 per share, of the Company (collectively, the “Shares”), consisting of: (1) 25,069,103 Shares that are reserved for issuance under the IonQ, Inc. 2021 Equity Incentive Plan (the “Equity Incentive Plan”); and (2) 5,067,361 Shares that are reserved for issuance under the IonQ, Inc. 2021 Employee Stock Purchase Plan (the “Employee Stock Purchase Plan” and, together with the Equity Incentive Plan, the “Plans”).

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In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

1.
the Registration Statement;
2.
the Equity Incentive Plan and the forms of award agreements (the “Equity Plan Agreements”) relating to awards under the Equity Incentive Plan; and
3.
the Employee Stock Purchase Plan and the forms of award agreements (the “Employee Plan Agreements” and, together with the Equity Plan Agreements, the “Plan Agreements”) relating to awards under the Employee Stock Purchase Plan.

In addition, we have examined (i) such corporate records of the Company that we have considered appropriate, including a copy of the certificate of incorporation, as amended, and bylaws, as amended, of the Company certified by the Company as in effect on the date of this letter, (ii) copies of resolutions of the board of directors of the Company relating to the issuance of the Shares, certified by the Company and (iii) such other certificates, agreements and documents as we deemed relevant and necessary as a basis for the opinions expressed below. We have also relied upon oral and written statements of officers and representatives of the Company as to factual matters and upon certificates of public officials and the officers of the Company.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents

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submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all such latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued and delivered in accordance with the terms of the applicable Plan and any applicable Plan Agreement, the Shares will be validly issued, fully paid and non-assessable.

The opinion expressed above is limited to the Delaware General Corporation Law. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

We hereby consent to use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,
/s/ PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP
PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP